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                                                                     EXHIBIT 16


                      [MCGLADREY & PULLEN LLP LETTERHEAD]


Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously the independent accountants for SI Diamond Technology, Inc. and Subsidiaries (collectively, the Company), and on March 14, 2001 we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2000. On November 19, 2001 we were informed that we were dismissed as independent accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K concerning the change in the Company's certifying accountant and we agree with such statements.



                                    /s/ McGladrey & Pullen LLP


                                    Dallas, Texas
                                    November 21, 2001